PROSPECTUS and                  PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each     effective at 2:20 PM ET
Dated 9 October 2003            Dated 25 May 2004
CUSIP: 24422EPH6                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $3,970,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior notes as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $200,000,000

Issue Price:                      99.736% plus accrued
                                  interest from May 28, 2004
                                  if settlement occurs after
                                  that date

Date of Issue:                    May 28, 2004

Maturity Date:                    May 25, 2007

Interest Payment Dates:           May 25 and November 25 of
                                  each year commencing
                                  on November 25, 2004 and at
                                  Maturity

Interest Rate:                    3.625% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                              Principal Amt
                                   Name              Of Notes
                                  Citigroup Global  $58,000,000
                                   Markets, Inc.
                                  Credit Suisse     $58,000,000
                                   First Boston LLC
                                  J.P. Morgan       $58,000,000
                                   Securities Inc.
                                  BNP Paribas        $8,667,000
                                   Securities Corp.
                                  HSBC Securities    $8,667,000
                                   (USA) Inc.
                                  Lazard Freres      $8,666,000
                                   & Co.            __________
                                  Total            $200,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal for resale
                                  at a price of 99.386%


Citigroup
Credit Suisse First Boston
JPMorgan
BNP PARIBAS
HSBC
Lazard

Citigroup, Credit Suisse First
Boston and JPMorgan are acting
as Joint Book-Running
Managers.